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                                  EXHIBIT 10.34

                                LETTER OF INTENT



Denticator International, Inc. (hereinafter DII), Jose L. Mendoza (hereinafter
JLM) and Bio-Dental Technologies Corporation (hereinafter BDTC) hereby agree to enter into formal negotiations to form an agreement among the parties for the sale of DII's Stock and the license between BDTC and DII to an unrelated purchaser based upon the following:


1. All parties agree to bargain with good faith and fair dealing.

2. All parties agree to total disclosure of all terms and conditions that could or will affect the final sales price in any way.

3. DII will surrender to BDTC the 50,000 BDTC options at the close of escrow and the options will be canceled by BDTC.

4. Any and all offers must be submitted to JLM, DII and BDTC for consideration and any offer must be approved by JLM, DII and BDTC before an offer is accepted. Such approval must be in writing by each party.

5. As a result of the sale of DII and the cancellation of the licensing agreement between DII and BDTC, BDTC will receive all consideration in excess of the amounts paid to JLM as noted in this Letter of Intent.

6. Should the need arise, all parties agree to retain a neutral party to assist in the completion of the sale. No neutral party shall be retained unless all parties agree to all the terms and conditions concerning said retention. Costs of said neutral party shall reduce the sales price for purposes of computing the amount to be paid to Jose L. Mendoza under paragraph 22.

7. BDTC will have no continuing relationship of any kind with DII or the purchaser of DII, it assigns or its successors other than as distributor which operates in accordance with normal arms-length procedures. BDTC may purchase product(s) from DII or the purchaser of DII, its assigns or it successors.

8. The purchaser of DII will pay all amounts and obligations owed to BDTC by DII through escrow on the closing date. All amounts owed to BDTC by DII which are not past due as of the closing date shall be 'added to the sales price for the purpose of computing the amount to be paid to JLM under paragraph 12 of this Letter of Intent. Royalty/consulting amounts not paid within 60 days from the last day of the month to which the royalty/consulting payments apply will be considered past due. For example, royalty/consulting payments due for the month of January 1996 are considered past due if not paid to BDTC by March 31, 1996. For purposes of the calculation of the past due amount owed, the past due amount shall be reduced by the amount owed for product to DII by BDTC.

DII will make timely payments to BDTC in accordance with the Extension and Modification of the Exclusive Licensing Agreement. RDTC will defer principal payments on the Promissory Note dated March 31, 1991 from October 1995 through September 1996. Any principal payments made by DII to BDTC to date for the months of October 1995 through January 1996 will be applied by BDTC against the royalty/consulting receivable from DII and the Promissory Note
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balance will be adjusted accordingly. DII agrees the following expenditures will not be made without prior written authorization/approval from BDTC while principal payments are being deferred:

           - capital expenditures of any type;

           - research and development of any type;

           - debt of any type which does not exist on DII's balance sheet as of September 30, 1995: A fluctuation in accounts payable will not be considered an increase in debt;

           - compensation increases or benefit increases to any DII employees beyond planned annual cost of living adjustments (Exhibit B reflects all pay raises given since October 1, 1995);

           - no bonuses except those disclosed in Exhibit A.

9. DII agrees to prepare an operating budget to assist BDTC in projecting anticipated cash flows.

10. Any and all sums paid or to be paid to JLM in excess of $120,000 per annum by the purchaser, its assigns or successors shall be deemed to be an increase in the sales price. The not present value of said excess shall be computed on a monthly basis using a 10% discount factor for the period of time JLM receives compensation in any form after the sale of DII from the purchaser, its assigns or successors. The net present value shall be added to the sales price for purposes of computing the amount to be paid to JLM under paragraph 12 of the Letter of Intent. After Computing the amount due to JLM under paragraph 12, the net present value of the amount in excess of $120,000 per annum shall reduce the amount due JLM under paragraph 12. Compensation shall not include payments for the benefit of JLM for health and dental insurance premiums or currently paid automobile allowance. Increases in JLM's compensation package equal to the compensation package received by the senior officer of BDTC (currently Curtis Rocca) shall not be considered excess compensation. Unusual events that benefit BDTC and therefore increase Curt Rocca's compensation, that are unrelated to DII shall not be considered part of Curt Rocca's compensation package for purposes Of this paragraph.

11. BDTC guarantees JLM, regardless of the sales price of DII, the sum of $500,000 if the sale is agreed upon by June 30, 1996 and evidenced by an executed sales agreement and the sale is finalized by September 30, 1996. Otherwise the guarantee will be reduced by $100,000.

  12. In addition to the minimum guarantee of paragraph 11, JLM will be paid:

             a.  Five percent of the sales price up to eleven million dollars.

             b. Twenty five percent of the sales price between eleven million dollars and twelve million dollars.


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             c.  One half of the sales price above twelve million dollars.

The above amounts are not subject to right of claim, reduction or offset except as provided in this agreement.

13. All patents developed by DII and JLM after April 1, 1991 shall be assigned to JLM. To the extent the purchaser desires to utilize said patents, JLM promises to grant the purchaser a royalty free license limited to dental purposes only. JLM further agrees that all amounts paid by the purchaser for the royalty free license shall be treated as part of the sales price of DII. Dental purposes is defined as the maintenance and/or preservation of teeth; all procedures involving the underlying bone structure and medical applications are excluded from the definition of dental purposes. JLM reserves all other rights in the patents.

14. BDTC DII and JLM acknowledge that each party may be required to make certain representations and warranties to a prospective purchaser in connection with the transaction contemplated by this Letter of Intent such as representations and warranties as to the due authorization execution, delivery and enforceability of a purchase agreement; good, valid and marketable title free of any adverse liens relative to any assets or stock to be transferred by a party to a prospective purchaser and other representations and warranties about such party's legal and business affairs. BDTC agrees to provide all reasonable representations and warranties required by a prospective purchaser relative to BDTC and DII and JLM agree to provide all reasonable representations and warranties required by a prospective purchaser with respect to DII and JLM. Each party shall be solely responsible for all indemnity obligations relating to any breach of such party's representations and warranties. At the closing of the transaction contemplated by this Letter of Intent, BDTC, DII and JLM shall mutually release each other from any and all claims, liabilities and other matters arising prior to the closing.

15. Any controversy among the parties regarding the construction or application of this letter of intent and any claim arising out of this letter of intent or its breach, shall be submitted to arbitration upon the written request of one party after the service of that request on the other parties.

BDTC shall appoint one person and DII and JLM shall jointly appoint one person to hear arid determine the dispute. The cost of the arbitration shall be borne by the losing party or in such proportions as the arbitrators shall decide.

16. This agreement shall terminate on October 1, 1996. Upon agreement of all parties, it may be extended.

For:     Bio-Dental Technologies Corporation

For:       Denticator International, Inc.

For:       Jose L. Mendoza


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